Exhibit 99.1

NEXPRISE ANNOUNCES SALE OF INTEREST IN INGENUITY

CARLSBAD, CA.—September 30, 2003 — NexPrise, Inc. (Nasdaq NXPS), a provider of business process automation and management applications, today announced the sale of their interest in Ingenuity Systems, a provider of systems biology expertise to biologists and bioinformatacians.

Under the terms of the agreement, NexPrise has sold all of its shares of Ingenuity preferred stock for $1 million in cash to parties unaffiliated with NexPrise. The transaction will result in a gain of approximately $400,000, which NexPrise will report in the quarter ending September 30, 2003. The sale is in line with NexPrise’s corporate strategy to focus on growing its core business, the delivery of business process applications and technology for the manufacturing industry.

About NexPrise

NexPrise, Inc., provides business process applications and markets solutions that can enable manufacturers to rapidly automate and manage key business processes and produce a return on investment in less than 6 months. These solutions complement and expand on currently installed enterprise systems and allow for the ongoing process improvements companies require to meet their changing business demands. NexPrise, Inc. is headquartered in Carlsbad, California. For more information, please visit www.nexprise.com.

For Media Inquiries:
Tom Anthony
NexPrise, Inc.
760-804-1333
tanthony@nexprise.com